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Exhibit 3.45.1

OPERATING AGREEMENT

OF

RIVERTON CAPITAL VENTURES I

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

        THIS OPERATING AGREEMENT, dated as of the 27th day of December, 1995, by and among the undersigned parties, who by their execution of this Operating Agreement have become members of RIVERTON CAPITAL VENTURES I, LIMITED LIABILITY COMPANY, a West Virginia limited liability company (the "Company"), provides as follows:

RECITALS:

        The undersigned parties have caused the Company to be organized as a limited liability company under the laws of the State of West Virginia effective as the date hereof, and they wish to enter into this Operating Agreement in order to set forth the terms and conditions on which the management, business and financial affairs of the Company shall be conducted.

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, covenants and conditions herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS

        1.01 The following terms used in this Operating Agreement shall have the following meanings (unless otherwise expressly provided herein):

          (a)   "Act" shall mean the West Virginia Limited Liability Company Act, Chapter 31, Article 1A, as amended and in force from time to time.

          (b)   "Articles" shall mean the articles of organization of the Company, as amended and in force from time to time.

          (c)   "Capital Account" shall mean as of any given date the amount calculated and maintained by the Company for each Member as provided in Section 6.04 hereof.

          (d)   "Capital Contribution" shall mean any contribution to the capital of the Company by a Member in cash, property or services, or a binding obligation to contribute cash, property or services, whenever made,. "Initial Capital Contribution" shall mean the initial contribution to the capital of the Company by a Member, as determined pursuant to Section 6.01 hereof.

          (e)   "Code" shall mean the Internal Revenue Code of 1986 or corresponding provisions of subsequent superseding federal revenue laws.

          (f)    "Company" shall refer to Riverton Capital Ventures I Limited Liability Company.

          (g)   "Entity" shall mean any general partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or other association.

          (h)   "Manager" shall mean a manager of the Company, whose rights, powers and duties are specified in Article V hereof.

          (i)    "Member" shall mean each Person that is identified as an initial Member in Article III hereof or is admitted as a Member (either as a transferee of a Membership Interest or as an additional Member) as provided in Article VII hereof. A Person shall cease to be a Member at such time as he no longer owns any Membership Interest.

          (j)    "Membership Interest" shall mean the ownership interest of a Member in the Company, which may be expressed as a percentage equal to such Member's Capital Account divided by the aggregate Capital Accounts of all Members. The Membership Interests may be recorded from time to time on a schedule attached to this Operating Agreement.

          (k)   "Operating Agreement" shall mean this Operating Agreement, as originally executed and as amended from time to time.

          (l)    "Person" shall mean any natural person or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so admits.

ARTICLE II

PURPOSE AND POWERS OF COMPANY

        2.01    Purpose.    The purposes of the Company shall be to encourage and assist in the creation, development and expansion of West Virginia businesses as permitted under the laws of the State of West Virginia.

        2.02    Powers.    The Company shall have all powers and rights of a limited liability company organized under the Act, to the extent such powers and rights are not prescribed by the Articles.

        2.03    Principal Office.    The principal office of the Company shall initially be at 1524 Kanawha Boulevard, East, Charleston, West Virginia. The principal office may be changed from time to time by the Managers.

ARTICLE III

NAMES, ADDRESSES AND MEMBERSHIP INTERESTS OF INITIAL MEMBERS; PRINCIPAL OFFICE

        3.01    Names, Addresses, and Membership Interests.    The names, addresses, and Membership Interests of the initial Members are as follows:

Names and Addresses	Membership Interest
Pioneer Mining, Inc. 1524 Kanawha Blvd., E. Charleston, WV 25311	One Third
Paynter Branch Mining, Inc. 1524 Kanawha Blvd., E. Charleston, WV 25311	One Third
Snap Creek Mining, Inc. 1524 Kanawha Blvd., E. Charleston, WV 25311	One Third

ARTICLE IV

VOTING POWERS, MEETINGS, ETC. OF MEMBERS

        4.01    In General.    The Members shall not be entitled to participate in the day-to-day affairs and management of the Company, but instead, the Members' right to vote or otherwise be limited to those matters as to which the express terms of the Act, the Articles or this Operating Agreement vest in the Members the right to so vote or otherwise participate.

        4.02    Actions Requiring Approval of Members.

          (a)   Notwithstanding any other provision of this Operating Agreement, the approval of the Members shall be required in order for any of the following actions to be taken on behalf of the Company;

              (i)  Amending the Articles or this Operating Agreement in any manner that materially alters the preferences, privileges or relative rights of the Members.

             (ii)  Electing the Managers as provided in Article V hereof.

            (iii)  Taking any action which would make it impossible to carry on the ordinary business of the Company.

            (iv)  Confessing a judgment against the Company in excess of $5,000.

             (v)  Filing or consenting to filing a petition for or against the Company under any federal or state bankruptcy, insolvency or reorganization act.

            (vi)  Loaning Company funds in excess of $25,000 or for a term in excess of one year to any Member.

          (b)   Unless the express terms of this Operating Agreement specifically provides otherwise, the affirmative vote of the Members holding a majority of the Membership Interest shall be necessary and sufficient in order to approve or consent to any of the matters set forth in Section 4.02(a) above or any other matters which require the approval or consent of the Members.

        4.03    Action by Members.    In exercising their rights as provided above, the Members shall act collectively through meetings and/or written consents as provided in this Article.

        4.04    Annual Meeting.    The annual meeting of the Members shall be held on the first Friday in January of each year at 9:00 a. m. or at such other time as shall be determined by the Managers, for the purpose of the transaction of such business as may come properly before the meeting.

        4.05    Special Meetings.    Special meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Managers and shall be called by the Managers at the request of any two Members, or such lesser number of Members as are Members of the Company.

        4.06    Place of Meeting.    The place of any meeting of the Members shall be the principal office of the Company, unless another place, either within or outside the State of West Virginia, is designated by the Managers.

        4.07    Notice of Meetings.    Written notice stating the place, day and hour of any meeting of the Members and, if a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than 10 nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of the Managers, to each Member, unless the Act or the Articles require different notice.

        4.08    Conduct of Meetings.    All meetings of the Members shall be presided over by a chairperson of the meeting, who shall be a Manager, or a Member designated by the Managers. The chairperson of any meeting of the Members shall determine the order of business and the procedure at the meeting, including regulation of the manner of voting and the conduct of discussion, and shall appoint a secretary of such meeting to take minutes thereof.

        4.09    Participation by Telephone or Similar Communications.    Members may participate and hold a meeting by means of conference telephone or similar communications equipment by means of which all Members participating can hear and be heard, and such participation shall constitute attendance and presence in person at such meeting.

        4.10    Waiver of Notice.    When any notice of a meeting of the Members is required to be given, a waiver thereof in writing signed by a Member entitled to such notice, whether given before, at, or after the time of the meeting as stated in such notice, shall be equivalent to the proper giving of such notice.

        4.11    Action by Written Consent.    Subject to the applicable laws of the State of West Virginia, any action required or permitted to be taken at a meeting of Members may be taken without a meeting if one or more written consents to such action are signed by the Members who are entitled to vote on the matter set forth in the consents. Such consent or consents shall be filed with the Minutes of the meetings of the Members. Action taken under this Section shall be effective when all the Members have signed the consent or consents, unless the consent or consents specify a different effective date.

ARTICLE V

MANAGERS

        5.01    Powers of Manager.    Except as expressly provided otherwise in the Act, the Articles or this Operating Agreement, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed by, one or more Managers. The powers so exercised shall include but not be limited to the following:

          (a)   Entering into, making and performing contracts, agreements and other undertakings binding the Company that may be necessary, appropriate or advisable in furtherance of the purposes of the Company.

          (b)   Opening and maintaining bank accounts, investment accounts and other arrangements, drawing checks and other orders for the payment of money, and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements. Company funds shall not be co-mingled with funds from other sources and shall be used solely for the business of the Company.

          (c)   Collecting funds due to the Company.

          (d)   Acquiring, utilizing for the Company's purposes, maintaining and disposing of any assets of the Company.

          (e)   To the extent that funds of the Company are available therefore, paying debts and obligations of the Company.

          (f)    Borrowing money or otherwise committing the credit of the Company for Company activities, and voluntarily prepaying or extending any such borrowings.

          (g)   Employing from time to time persons, firms or corporations for the operation and management of various aspects of the Company's business, including, without limitations, managing agents, contractors, subcontractors, architects, engineers, laborers, suppliers, accountants and attorneys on such terms and for such compensation as the Managers shall determine, notwithstanding the fact that the Managers or any Member may have a financial interest in such firms or corporations.

          (h)   Making elections available to the Company under the Code.

          (i)    Registering the Company as a tax shelter with the Secretary of the Treasury and furnishing to such Secretary lists of investors in the Company, if required pursuant to applicable provisions of the Code.

          (j)    Obtaining general liability, property and other insurance for the Company, as the Managers deem proper.

          (k)   Taking such actions as may be directed by the Members in furtherance of their approval of any matter set forth in Section 4.02 hereof.

          (l)    Doing and performing all such things and executing, acknowledging and delivering any and all such instruments as may be in furtherance of he Company's purposes and necessary and appropriate to the conduct of its business.

        5.02    Election, Etc. of Managers.

          (a)   The Members hereby unanimously elect Gary D. Kale as the initial Manager of the Company to serve until the first annual meeting of the Members and until their respective successors shall be duly elected and qualified.

          (b)   The Members shall elect one or more Persons as Managers at each annual meeting of the Company to serve until the next annual meeting of the Company and until the successors are duly elected and qualified. In addition, if any Person resigns or otherwise vacates the office of Manager, the Members shall elect a replacement Manager to serve the remaining term of such office, unless one or more other Persons then serve as Managers and the Members determine not to fill such vacancy. A Person may be removed as a Manager by the Members with or without cause at any time. A Manager may be elected (but shall not be required to be elected) from among the Members. A Manager may be a natural person or an Entity.

        5.03    Action by Two or More Mangers.    Unless otherwise expressly provided by the Act, the Articles, or the terms of this Operating Agreement, the vote, approval or consent of a majority of the Managers, determined on a per capita basis, shall be necessary and sufficient for the Managers to take any action on behalf of the Company that the Mangers are authorized to take pursuant to the Act, the Articles or this Operating Agreement.

        5.04    Execution of Documents and Other Actions.    The Managers may delegate to one or more of their number the authority to execute any documents or take any other actions deemed necessary or desirable in furtherance of any action that they have authorized on behalf of the Company as provided in Section 5.03 hereof.

        5.05    Single Manager.    If at any time there is only one Person serving as a Manager, such Manager shall be entitled to exercise all powers of the Managers set forth in this Section, and all references in this Section and otherwise in this Operating Agreement to "Managers" shall be deemed to refer to such single Manager.

        5.06    Reliance by Other Persons.    Any Person dealing with the Company other than a Member, may rely on the authority of a particular Manager or Managers in taking any action in the name of the Company, if such Manager or Managers provide to such Person a copy of the applicable provision of this Operating Agreement and/or the resolution or written consent of the Managers of Members granting such authority, certified in writing by such Manager or Managers to be genuine and correct and not to have been revoked, superseded or otherwise amended.

        5.07    Manager's Expenses and Fees.    A Manager shall receive a management fee or other compensation for services rendered on behalf of the Company or in his capacity as a Manager as decided by affirmative vote of the Members holding a majority of the Membership Interests. The Company shall reimburse any Manager for reasonable out-of-pocket expenses which were or are incurred by the Manager on behalf of the Company with respect to the start-up or operation of the Company, the on-going conduct of the Company's business, or the dissolution and winding up of the Company and its business.

        5.08    Competition.    During the existence of the Company, the Managers shall devote such time to the business of the Company as may reasonably be required to conduct its business in an efficient and profitable manner. The Managers, for their own account and for the account of others, may engage in business ventures or investments which may compete with the business of the Company. Each Member hereby expressly consents to the continued and further ownership and operation by the other Members or the Managers of such investments and waives any claim for damages or otherwise, or rights to participate therein or with respect to the operation and profits or losses thereof.

        5.09    Indemnification.    The Company shall indemnify each Manager, whether serving the Company, or at its request, any other Entity, to the full extent permitted by the Act. The foregoing rights of indemnification shall not be exclusive of any other rights to which the Managers may be entitled. The Managers may, upon the approval of the Members, take such action as is necessary to carry out these indemnification provisions and may adopt, approve and amend from time to time such resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law.

        5.10    Liability of Managers.    So long as the Managers act in good faith with respect to the conduct of the business and affairs of the Company, no Manager shall be liable or accountable to the error or judgement, for any mistake of fact or of law, or for any other thing which he may do or refrain from doing in connection with the business and affairs of the Company, except for willful misconduct or gross negligence or breach of contractual obligations or agreements between the Managers and the Company.

ARTICLE VI

CONTRIBUTIONS TO THE COMPANY AND DISTRIBUTIONS

        6.01    Initial Capital Contributions.    Each Member, upon the execution of this Operating Agreement, shall make as an initial Capital Contribution the amount shown on Exhibit A, which is attached hereto. The initial Capital Contribution to be made by any Person who hereafter is admitted as a Member and acquires his Membership Interest from the Company shall be determined by the Members.

        6.02    Additional Capital Contributions.    No Member shall be required to make any Capital Contribution. The Members may make additional Capital Contributions to the Company only if such additional Capital Contributions are made pro rata by all the Members or all the Members consent in writing to any non-pro rata contribution. The fair market value of any property other than cash or widely trade securities to be contributed as an additional Capital Contribution shall be (a) agreed upon by the contributing Member and a majority in interest of the Members before contribution, or (b) determined by a disinterested appraiser selected by the Managers.

        6.03    Interests and Return of Capital Contribution.    No Member shall receive any interest on his Capital Contribution. Except as otherwise specifically provided for herein, the Member shall not be allowed to withdraw or have refunded any Capital Contribution.

        6.04    Capital Accounts.    Separate Capital Accounts shall be maintained for each Member in accordance with the following provisions:

          (a)   To each Member's Capital Account there shall be credited the fair market value of such Member's Initial Capital Contribution and any additional Capital Contributions, such Member's distributive share of profits, and the amount of any Company liabilities that are assumed by such Member.

          (b)   To each Member's Capital Account there shall be debited the amount of cash and the fair market value of any Property distributed to such Member pursuant to any provision of this Operating Agreement, such Member's distributive share of losses and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company.

          (c)   If any Member makes a non-pro rata Capital Contribution to the Company or the Company makes a non-pro rata distribution to any Member, the Capital Account of each Member shall be adjusted to reflect the then fair market value of the assets held by the Company immediately before the Capital Contribution or distribution.

        6.05    Loans to the Company.    If the Company has insufficient funds to meet its obligations as they come due and to carry out its routine, day-to-day affairs, then, in lieu of obtaining required funds from third-parties or selling its assets to provide required funds, the Company may, but shall not be required to, borrow necessary funds from one or more of the Members as designated by the Managers; provided that the terms of such borrowing shall be commercially reasonable and the Company shall not pledge its assets to secure such borrowing.

        6.06    Effect of Sale or Exchange.    In the event of a permitted sale or other transfer of a Membership Interest in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent they relate to the transferred Membership Interest.

        6.07    Distributions.    All distributions of cash or other property (except upon the Company's dissolution, which shall be governed by the applicable provisions of the Act and Article IX hereof) shall be made to the Members in proportion to their respective Membership Interests. All distributions of cash or property shall be made at such time and in such amounts as determined to the Managers. All amounts withheld pursuant to the Code or any provisions of state or local tax law with respect to any payment or distribution to the Members from the Company shall be treated as amounts distributed to the relevant Member or Members pursuant to this Section.

        6.08    Allocations.    Except as otherwise provided in Section 6.09 and 6.10 hereof, all items of income, gain, loss, deduction, and credit, whether resulting from the Company's operations or in connection with federal, state and local income tax purposes on proportion to their respective Membership Interests.

        6.9    Allocation with Respect to Property.    If, at any time during the Company's existence, any Member contributes to the Company property with an adjusted basis to the contributing Member which is more or less than the agreed fair market value and such property is accepted by the Company at the time of its contribution, the taxable income, gain, loss, deductions and credits with respect to such contributed property for tax purposes only (but not for purposes of calculating the Member's respective Capital Accounts) shall be shared among the Members so as to take account of the variation between the basis of the property to the Company and its agreed fair market value at the time of contribution, pursuant to Section 704(c) of the Code.

        6.10    Allocation Of Venture Capital Credit    Despite the provisions of Section 6.08 hereof, the tax credits awarded by West Virginia Economic Development Authority under the West Virginia Capital Company Act shall be allocated among the Members in the proportion set forth in the apportionment plan filed as part of the Application of the Company to be designated by the West Virginia Economic Development Authority as a Qualified West Virginia Capital Company.

ARTICLE VII

RECORDS, REPORTS, ETC.

        7.01    Records.    The Company shall maintain and make available to the Members its records to the extent provided in the Act.

        7.02    Financial and Operating Statements and Tax Returns.    Within seventy-five (75) days from the close of each fiscal year of the Company, the Managers shall cause to be delivered to each Member a statement setting forth such Member's allocable share of all tax items of the Company for such year, and all such other information as may be required to enable each Member to prepare his federal, state and local income tax returns in accordance with all then applicable laws, rules and regulations. The Managers also shall cause to be prepared and filed all federal, state and local income tax returns required of the Company for each fiscal year.

        7.03    Banking.    The funds of the Company shall be kept in one or more separate bank accounts in the name of the Company in such banks or other federally insured depositories as may be designated by the Managers, or shall otherwise be invested in the name of the Company in such manner and upon such terms and conditions as may be designated by the Managers. All withdrawals from any such bank accounts or investments established by the Managers hereunder shall be made on such signature or signatures as may be authorized from time to time by the Managers. Any account opened by the Managers for the Company shall not be co-mingled with other funds of the Managers or interested persons.

        7.04    Power of Attorney.

          (a)   Each Member does hereby irrevocably constitute and appoint the Managers serving in office from time to time, and each place and stead, to make, execute, consent to, swear to, acknowledge, record and file from time to time any and all of the following:

              (i)  Any certificate or other instrument which may be required to be filed by the Company or the Members under the laws of the State of West Virginia or under the applicable laws of any other jurisdiction in order to conduct business in any such jurisdiction, to the extent the Managers deem any such filing to be necessary or desirable.

             (ii)  Any amendment to the Articles adopted as provided in this Operating Agreement.

            (iii)  Any certificates or other instruments which may be required to effectuate the dissolution and termination of the Company pursuant to the provisions of this Operating Agreement.

          (b)   It is expressly understood, intended and agreed by each Member for himself, his successors and assigns that the grant of the power of attorney to the Managers pursuant to subsection (a) is coupled with an interest, is irrevocable, and shall survive the death or legal incompetency of the Member or such assignment of his Membership Interest.

          (c)   One of the ways that the aforementioned power of attorney may be exercised is by listing the names of the Members and having the signature of the Manager or Managers, as attorney-in-fact appear with the notation that the signatory is signing as attorney-in-fact of the listed Members.

ARTICLE VIII

ASSIGNMENT; RESIGNATION

        8.01    Assignment Generally.    Each Member hereby covenants and agrees that he will not sell, assign, transfer, mortgage, pledge, encumber, hypothecate or otherwise dispose of all or any part of his interest in the Company to any person, firm, corporation, trust or other entity without first offering in writing to sell such interest to the Company. The Company shall have the right to accept the offer at any time during the 30 days following the date on which the written offer is delivered to the Company. The consent of all the Managers shall be required to authorize the exercise of such option by the Company. If the Company shall fail to accept the offer within the 30 day period, such interest may during the following 60 days be disposed of free of the restrictions imposed by this Operating Agreement; provided, however, that the purchase price for such interest shall not be less and the terms of purchase for such interest shall not be more favorable than the purchase price and terms of purchase that would have been applicable to the Company had the Company purchased the interest; provided further that the purchaser shall first become a Member pursuant to this Operating Agreement; and provided further that any interest not so disposed of within the 60-day period shall thereafter remain subject to the terms of this Operating Agreement. Notwithstanding the preceding sentence, no assignee of a Membership Interest shall become a Member of the Company except upon the consent of all the interests of the non-assigning Members.

        8.02    Absolute Prohibition.    Notwithstanding any other provision in this Article VIII, the Membership Interest of a Member, in whole or in part, or any rights to distributions therefrom, shall not be sold, exchanged, conveyed, assigned, pledged, hypothecated, subjected to a security interest or otherwise transferred or encumbered, if, as a result thereof, the Company would be terminated for federal income tax purposes in the opinion of counsel for the Company or such action would result in a violation of federal or state securities laws in the opinion of counsel for the Company.

        8.03    Members Acquiring Membership Interest from Company.    No Person, other than the initial Members, who acquires a Membership Interest from the Company shall be admitted as a Member of the Company, except upon the unanimous consent of the Members.

        8.04    Resignation.    No Member shall be entitled to resign from the Company except upon the unanimous written consent of the Members. Any attempted resignation, without such consent shall be of no force or effect.

        8.05    Effect of Prohibited Action.    Any transfer or other action in violation of this Article shall be void ab initio and of no force or effect whatsoever.

        8.06    Rights of an Assignee.    If an assignee of a Membership Interest is not admitted as a Member because of the failure to satisfy the requirements of Section 8.01 or 8.02 hereof, such assignee shall nevertheless be entitled to receive such distributions from the Company as the assigning Member would have been entitled to receive under Section 6.07 of this Operating Agreement with respect to such Membership Interest had the assigning Member retained such Membership Interest.

ARTICLE IX

DISSOLUTION AND TERMINATION

        9.01    Events of Dissolution.    The Company shall be dissolved upon the first to occur of the following:

          (a)   Any event which under the Articles requires dissolution of the Company.

          (b)   The unanimous written consent of the Members to the dissolution of the Company.

          (c)   The death, retirement or resignation (as permitted by the Operating Agreement), expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued Membership of such Member in the Company unless the business of the Company is continued by the unanimous consent of all the remaining Members under a right to do so stated in the Articles.

          (d)   The entry of a decree of judicial dissolution of the Company as provided in the Act.

          (e)   Any event not set forth above which under the Act requires dissolution of the Company.

        9.02    Liquidation.    Upon the dissolution of the company, it shall wind up its affairs and distribute its assets in accordance with the Act by either or a combination of both of the following methods as the Members shall determine.

          (a)   Selling the Company's assets and, after the payment of Company liabilities, distributing the net proceeds therefrom to the Members in proportion to their Membership Interests and in satisfaction, thereof; and/or

          (b)   Distributing the Company's assets to the Members in kind with each Member accepting an undivided interest in the Company's assets, subject to its liabilities, in satisfaction of his

  Membership Interest. The interest conveyed to each member in such assets shall constitute a percentage of the entire interests in such assets equal to such Member's membership Interest.

        9.03    Orderly Liquidation.    A reasonable time as determined by the Managers not to exceed eighteen (18) months shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to the creditors so as to minimize any losses attendant upon dissolution.

        9.04    Distributions.    Upon liquidation, the Company assets (including any cash on hand) shall be distributed in the following order and in accordance with the following priorities:

          (a)   First, to the payment of the debts and liabilities of the Company and the expenses of liquidation, including a sales commission to the selling agent, if any; then

          (b)   Second, to the setting up of any reserves which the Managers (or the person or persons carrying out the liquidation) deem reasonable necessary for any contingent or unforeseen liabilities or obligation of the company. At the expiration of such period as the Managers (or the person or persons carrying out the liquidation) shall deem advisable, but in no event to exceed 18 months, the Company shall distribute the balance thereof in the manner provided in the following subsections; then

          (c)   Third, to the Members to the extent of their respective positive Capital Account balances in the ratio of said Capital Accounts, after first taking into account the allocations prescribed by Section 9.05 below; then

          (d)   Fourth, to the Members in proportion to their respective Membership Interests.

          (e)   In the event of a distribution in liquidation of the Company's property in kind, the fair market value of such property shall be determined by a qualified and disinterested appraiser actively engaged in appraisal work of businesses, who is selected by the Managers (or the person or persons carrying out the liquidation), and each Member shall receive an undivided interest in such property equal to the portion of the proceeds to which he would be entitled under the immediately preceding subsections if such property were sold at such fair market value.

        9.05    Taxable Gain or Loss.    Taxable income, gain and loss from the sale or distribution of Company property incurred upon or during liquidation and termination of the Company shall be allocated to the Members as provided in Section 6.08 above.

        9.06    No Recourse Against Members.    Except as provided by law, upon dissolution, each Member shall look solely to the assets of the Company for the return of his Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Contribution of each Member, such Member shall have no recourse against any other Member.

ARTICLE X

MISCELLANEOUS PROVISIONS

        10.01    Attorneys' Fees.    In the event any party brings an action to enforce any provisions of this Operating Agreement, whether such action is at law, in equity or otherwise, and such party prevails in such action, such party shall be entitled, in addition to any other rights or remedies available to it, to collect from the non-prevailing party or parties the reasonable costs and expenses incurred in the investigation preceding such action and the prosecution of such action, including but not limited to reasonable attorneys' fees and court costs.

        10.02    Notices.    Whenever, under the provisions of the Act or other law, the Articles or this Operating Agreement, notice is required to be given to any Person, it shall not be construed to mean exclusively personal notice unless otherwise specifically provided, but such notice may be given in writing, by mail, addressed to the Company at its principal office from time to time and to any other Person at his address as it appears on the records of the Company from time to time, with postage thereon prepaid. Any such notice shall be deemed to have been given at the time it is deposited in the United States mail. Notice to a person may also be given personally or by telegram or telecopy sent to his address as it appears on the records of the company. The addresses of the initial Members as shown on the records of the company shall originally be those set forth in Article III hereof. Any Person may change his address as shown on the records of the company by delivering written notice to the Company in accordance with this Section.

        10.03    Application of West Virginia Law.    This Operating Agreement, and the interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of West Virginia, without reference to its choice of law provisions, and specifically the Act.

        10.04    Amendments.    No amendment or modification of this Operating Agreement shall be effective except upon the unanimous written consent of the Members.

        10.05    Construction.    Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa.

        10.06    Headings.    The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

        10.07    Waivers.    The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

        10.08    Rights and Remedies Cumulative.    The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

        10.09    Severability.    If any provision of this Operating Agreement or the application thereof to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

        10.10    Heirs, Successors and Assigns.    Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and to the extent permitted by this Operating Agreement, their respective heirs, legal representatives, successors and assigns.

        10.11    Creditors.    None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditor of the company.

        10.12    Counterparts.    This Operating Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

        10.13    Entire Agreement.    This Operating Agreement sets forth all of the promises, agreements, conditions and understandings between the parties respecting the subject matter hereof and supersedes all prior negotiations, conversations, discussions, correspondence, memoranda and agreements between the parties concerning such subject matter.

        The undersigned, being all the Members of the Company, hereby agree, acknowledge and certify that the foregoing Operating Agreement constitutes the sole and entire Operating Agreement of the Company, unanimously adopted by the Members of the Company as of the date first written above.

MEMBERS:
PIONEER MINING, INC.
By:	/s/ GARY D. KALE Gary D. Kale, President
PAYNTER BRANCH MINING, INC.
By:	/s/ GARY D. KALE Gary D. Kale, President
SNAP CREEK MINING, INC.
By:	/s/ GARY D. KALE Gary D. Kale, President

EXHIBIT A

INITIAL CAPITAL CONTRIBUTION (12-27-95)

Initial Members	Date	Capital Contribution	Interest
Pioneer Mining, Inc.		$100	1/3%
Paynter Branch Mining, Inc.		$100	1/3%
Snap Creek Mining, Inc.		$100	1/3%

EXHIBIT A-l

ADDITIONAL CAPITAL CONTRIBUTIONS (01- -96)

Member	Capital Contribution
Pioneer Mining, Inc.	$666,666.67
Paynter Branch Mining, Inc.	$666,666.66
Snap Creek Mining, Inc.	$666.666.66

Total	$2,000,000.00

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Exhibit 3.45.1